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                                                                    Exhibit 99.1


                      CHASE MANHATTAN RV OWNER TRUST 1997-A
                          ANNUAL OFFICER'S CERTIFICATE

                            COMPLIANCE WITH AGREEMENT

         The undersigned certifies that he is an Executive Vice President of The CIT Group/Sales Financing, Inc., a corporation organized under the laws of Delaware ("CITSF"), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITSF in connection with Section 4.9(a) of the Sale and Servicing Agreement, dated as of September 1, 1997 (the "Agreement"), among CITSF, Chase Manhattan Bank USA, National Association, The Chase Manhattan Bank, as Sellers, and CIT RV Owner Trust 1997-A, for which Wilmington Trust Company acts as Owner Trustee and Wells Fargo Bank Minnesota, N.A. formerly Norwest Bank Minnesota, NA acts as Indenture Trustee (all capitalized terms used herein without definition having the respective meanings specified in the Agreement). The undersigned further certifies to the Owner Trustee and to the Indenture Trustee that a review of the activities of CITSF during the preceding calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, CITSF has fulfilled its obligations under the Agreement during the preceding calendar year.

         IN WITNESS WHEREOF, I have affixed hereto my signature this 10th day of February, 2003.

                                                 THE CIT GROUP/SALES
                                                 FINANCING, INC., as Servicer

                                                 /s/ William L. Schumm
                                                 ------------------------
                                                 Name: William L. Schumm
                                                 Title: Executive Vice President